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Exhibit 10.1

APPLICATION SOLUTION LICENSE AGREEMENT

    This Software License Agreement (the "Agreement") is entered into between Sollen Technologies, LLC, a Texas Limited Liability Company, ("Sollen") with its principal place of business located at 6009 Beltline Road, Suite 100, Dallas TX 75240, and Monument Mortgage, Inc., a California corporation ("Monument Mortgage") with its principal place of business located at 2527 Camino Ramon, Suite 200, San Ramon, CA 94583. (Sollen and Monument Mortgage are sometimes individually referred to herein as a "Party" and collectively referred to herein as the "Parties").

    WHEREAS, Monument Mortgage is a mortgage company; and

    WHEREAS, Sollen is in the business of developing software and application solutions designed to increase the efficiency of the mortgage industry; and

    WHEREAS, Monument Mortgage wishes to obtain a license to the Application Solution (as defined in this Agreement) developed by Sollen for use in its business.

AGREEMENT

    NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, Monument Mortgage and Sollen agree as follows:

    1.  Term

  1.1.
  Effective Date. This Agreement and the license granted hereunder shall take effect upon the date that the last Party executes this Agreement and shall have a term of one year. This Agreement shall automatically be renewed for consecutive one-year terms, unless either party notifies the other party in writing of its intent not to renew at least 60 days prior to the end of the current term.
  1.2.
  Termination. Each Party shall have the right to terminate, with immediate effect, this Agreement and the license granted herein after the occurrence of any of the following events (an "Event of Default"):
  (i)
  In the event the other Party materially breaches any provision of this Agreement that is not cured within 30 days of written notice thereof; or
  (ii)
  In the event the other Party (a) terminates or suspends its business, (b) becomes subject to any bankruptcy or insolvency proceeding under Federal or State statute, (c) becomes insolvent or subject to direct control by a trustee, receiver or similar authority, or (d) has wound up or liquidated, voluntarily or otherwise.

    2.  Definitions

  2.1.
  "Intellectual Property Rights" shall mean all inventions (whether or not prosecutable under patent laws), works of authorship, moral rights, mask works, trademarks, trade names, trade dress, trade secrets, and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret, or other laws, including without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, artwork, software, programming, applets, scripts, and designs.
  2.2.
  "Application Solution": The term "Application Solution" shall mean Sollen developed software, databases and technology used to offer Monument Mortgage a solution package with functionality described in Exhibit A. The Application Solution includes Sollen's single lender back-office software "Sollen Suite," access to the Sollen Product and Pricing Engine through a Sollen approved or delivered interface, and interfaces between the Product and Pricing Engine and Monument Mortgage's wholesale web site and the Calyx PTS server. The Application Solution includes Sollen's software, content, databases and features for the operation of the Application Solution. The Application Solution also includes any corrections, bug fixes, enhancements, updates or other modifications, including custom modifications made by Sollen to it, subject to the terms of this Agreement.

    3.  License Grant to Application Solution and Parties' Undertakings.

  3.1.
  Grant. Subject to the terms and conditions of this Agreement. Sollen grants Monument Mortgage a personal, non-exclusive, non-transferable US license to use and copy (for back-up purposes only) the Application Solution, subject to the terms and conditions of this Agreement.
  3.2.
  Title. Sollen shall have sole and exclusive ownership of all right, title and interest in and to the Application Solution, all copies thereof, and all derivative works, modifications and enhancements thereto (including ownership of all copyrights and all other Intellectual Property Rights pertaining to the Application Solution), whether made by Sollen or any third party, subject only to the right and license expressly granted to you herein. This Agreement does not provide Monument Mortgage with title or ownership of the Sollen Application Solution, any Intellectual Property Rights or software, but only a right of limited use. In particular, Monument Mortgage agrees it will not use, copy, modify, or distribute the software or any other part of the Application Solution (electronically or otherwise), or any copy, adaptation, transcription or merged portion thereof, except as expressly authorized by Sollen by a written agreement signed by Sollen. Monument Mortgage agrees it will not reverse assemble, reverse compile, or otherwise translate or reverse engineer the software or any other part of the Application Solution.
  3.3.
  Inspection. Monument Mortgage authorizes Sollen to enter its premises in order to inspect the Application Solution and software during regular business hours for the purpose of verifying compliance with the terms of this Agreement. For the same purpose, Monument Mortgage authorizes Sollen to have electronic access at all times to all copies of the Application Solution and any parts thereof.
  3.4.
  Future Enhancements. Sollen shall provide Monument Mortgage, without charge, with the use of future enhancements and the most current release of the Application Solution as long as Monument Mortgage is a customer in good standing.
  3.5.
  Copies.Monument Mortgage may make two copies of the Application Solution software installed at its premises, if any, for back-up purposes only, provided that in making such copies Monument Mortgage shall not delete Sollen's copyright and any other proprietary notices. Any copy of the Application Solution made by Monument Mortgage is the exclusive property of Sollen. Monument Mortgage, at its discretion and expense, may elect to have an on-site server installed to run the Application Solution to mirror or regularly copy the Application Solution for the purpose of redundancy or disaster recovery. In this case, access to this copy shall be restricted by Monument Mortgage to only those employees of Monument Mortgage that have a need to access to maintain the system.
  3.6.
  Suspension of Operations. In the event Sollen suspends or terminates its business or is otherwise unable to maintain the functionality of the Application Solution for Monument Mortgage for five (5) consecutive business days during the Term of this Agreement other than caused by Force Majeure (as defined by Section 14), then Sollen shall sell to Monument Mortgage a stand alone, fully licensed, version of the Application Solution, which includes all of Monument Mortgage's product guidelines and business rules, and operates within Monument Mortgage's data center, independent of support from Sollen ("Independent Application Solution"). Monument Mortgage shall pay to Sollen a sum equal to the total of the Transaction Fees paid by Monument Mortgage to Sollen during the prior three months, as the purchase price for the Independent Application Solution.
  3.7.
  Material Terms and Conditions. Monument Mortgage and Sollen specifically agree that each of the terms and conditions of this Section 3 are material and that failure of Monument Mortgage or Sollen to comply with these terms and conditions shall constitute a material breach and shall be sufficient cause for either Party to terminate this Agreement in accordance with the provisions of Section 12.

    4.  Delivery, Installation, Data Integrity, and Acceptance

  4.1.
  Delivery. Both Parties will agree on a schedule for the delivery, testing and acceptance of the wholesale web site interface to be developed by Sollen. Installation of the PTS software will be done by Calyx and at the discretion of Calyx, and the failure of performance by Calyx to install the Calyx software does not excuse performance by the Parties to this Agreement.
  4.2.
  Installation. Sollen has already installed the user interface to the Sollen Suite software at the Monument Mortgage site and has trained Monument Mortgage personnel in the use of the software. In the event of any subsequent installation by Sollen at Monument Mortgage, Monument Mortgage shall provide (i) any necessary hardware and all required peripherals ("Hardware"), and (ii) provide all required third party software ("Third Party Software"). Monument Mortgage at all times is solely responsible for obtaining and maintaining licenses on the Third Party Software.
  4.3.
  Data Integrity. Monument Mortgage shall be solely responsible for the verification and integrity of all of the lender's program guidelines and pricing data entered into the Application Solution by Sollen or Monument Mortgage personnel.
  4.4.
  Acceptance. The Application Solution shall be deemed accepted by Monument Mortgage when the Application Solution has been completely installed, enabled and made ready for use, and Monument Mortgage and Sollen have tested the Application Solution to ensure that the Application Solution complies in all material respects with the specifications set forth in Exhibit A. The Parties shall confirm the successful completion of the testing procedure to their mutual satisfaction, by a writing signed and dated by the Parties ("Acceptance").
  4.5.
  Performance. Sollen and Monument Mortgage agree that if within thirty days of Acceptance, the Application Solution fails to comply in all material respects with the specifications set forth in Exhibit A, that Monument Mortgage shall notify Sollen in writing of the manner in which the Application Solution is failing to comply with the specifications set out in Exhibit A. Sollen shall have 15 working days following such notification to cause the Application Solution to comply in all material respects with the specifications set forth in Exhibit A. If Sollen fails to achieve timely compliance, such failure shall constitute an Event of Default. Sollen warrants that after Acceptance, the Application Solution shall continue to perform as accepted.
  4.6.
  Support. Sollen agrees to provide support between the hours of 7:00 a.m. and 8:00 p.m., Central Time, Monday through Friday, excluding federal holidays, to assist Monument Mortgage in using the Application Solution and to assist Monument Mortgage in maintaining its access to the Application Solution.

    5.  Fees

  5.1.
  General. In consideration for the right to use the Application Solution granted by Sollen, Monument Mortgage shall pay Sollen fees ("Fees") as set forth in this Section 5 and in Exhibit B, attached hereto and made part of this Agreement for all purposes.
  5.2.
  Evaluation. Both Parties agree to meet six months from the Effective Date of this Agreement at a mutually convenient time and place to discuss and evaluate the economic viability of the Fees of this Agreement for both Parties. However, this is not an agreement to amend the current Fee Schedule in any way. Any changes to the schedule of Fees can only be made in writing signed by both Parties.
  5.3.
  Payment of transaction fees. Monument Mortgage shall submit to Sollen within twenty (20) days after each calendar month, a transaction report setting forth at least the following information: (a) the number of loans closed, which were generated through PTS and/or any other interface using the Application Solution; (b) the amount of transaction fees due thereon. An officer of Monument Mortgage shall certify such report as correct. The transaction fees for the previous calendar month are due and payable upon the submission of each transaction report. All payments due hereunder shall be deemed received when funds are credited to Sollen's bank account and shall be payable by check or wire transfer. Failure to make a payment when due shall be considered an Event of Default.

  5.4.
  Taxes. Each party is responsible for the payment of their own taxes, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement.
  5.5.
  Records. Monument Mortgage shall keep accurate records (together with supporting documentation) of transactions closed using the Application Solution, appropriate to determine the amount of fees due to Sollen. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant selected by Sollen, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this paragraph, Sollen's accountant shall have access to all records that Sollen reasonably believes to be relevant to the calculation of transaction fees. Such examination by Sollen's accountant shall be at Sollen's expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Monument Mortgage shall pay the cost of such examination as well as any additional sum that would have been payable to Sollen had Monument Mortgage reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month or at the rate of the maximum legally allowed interest rate if it is less than one and one half per cent.

    6.  No Transfer

    Under no circumstances shall Monument Mortgage sell, license, publish, or otherwise transfer to a third party the Application Solution or any copy thereof, in whole or in part without Sollen's prior written consent.

    7.  Confidential Information

    In the performance of this Agreement, each Party may have access to confidential, proprietary or trade secret information owned or provided by the other Party relating to the Application Solution, software computer programs, object code, source code, marketing plans, business plans, financial information, specifications, flow charts and other data ("Confidential Information"). All Confidential Information supplied by one Party to another pursuant to this Agreement shall remain the exclusive property of the disclosing Party. The receiving Party shall use such confidential information only for the purposes of this Agreement and shall not copy, disclose, convey or transfer any of the Confidential Information or any part thereof to any third party. Each Party will implement adequate procedures with its employees or other persons who have access to the Confidential Information to satisfy their obligations under this Agreement. Neither Party shall have any obligation with respect to Confidential Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving Party; (ii) was previously known to the receiving Party or rightly received by a receiving Party from a third party without any obligation of confidentiality; or (iii) can be shown by contemporaneous written records to have been independently developed by the receiving Party. Monument Mortgage acknowledges that the Application Solution contains proprietary information, including trade secrets, know-how and confidential information, that is the exclusive property of Sollen.

    8.  Use and Training

    Monument Mortgage shall limit the use of the Application Solution to its employees who have been appropriately trained. Following the installation and acceptance as defined in Section 4.4, upon request of Monument Mortgage, Sollen shall provide, at a mutually convenient time, a training program at Monument Mortgage's site or at a mutually agreed upon site. Monument Mortgage shall pay Sollen for reasonable Training Expenses ("Training Expenses"). The Training Expenses shall include reasonable travel, meals, accommodation and miscellaneous charges and are due and payable upon delivery of an invoice to Monument Mortgage.

    9.  Warranty

    SOLLEN WARRANTS THAT FOR A PERIOD OF THIRTY (30) DAYS FROM THE DATE OF ACCEPTANCE THE APPLICATION SOLUTION SHALL COMPLY IN ALL MATERIAL RESPECTS WITH THE SPECIFICATIONS SET FORTH IN EXHIBIT A TO THIS AGREEMENT. SOLLEN WARRANTS THAT THEREAFTER, THE APPLICATION SOLUTION SHALL CONTINUE TO PERFORM AS ACCEPTED. SOLLEN DOES NOT EXTEND ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY WITH RESPECT TO THE QUALITY, ACCURACY OR FREEDOM FROM ERROR OF THE OPERATION, USE AND FUNCTION OF THE APPLICATION SOLUTION.

    10.  Liability

    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) RELATED TO THIS AGREEMENT OR RESULTING FROM MONUMENT MORTGAGE'S USE, RESULTS OF USE, OR INABILITY TO USE THE SOLLEN TECHNOLOGIES APPLICATION SOLUTION, ARISING FROM ANY CAUSE OF ACTION WHATSOEVER, INCLUDING CONTRACT, WARRANTY, STRICT LIABILITY, OR NEGLIGENCE, EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT OF TERMINATION OF THIS AGREEMENT FOR WHATEVER REASON, MONUMENT MORTGAGE AGREES THAT THE AGGREGATE LIABILITY OF SOLLEN ARISING FROM OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT OF THE INITIAL LICENSE FEE AND DEVELOPMENT FEES EFFECTIVELY PAID BY MONUMENT MORTGAGE UNDER THIS AGREEMENT PRIOR TO ACCEPTANCE.

    Monument Mortgage acknowledges that data input (including, without limitation, lender specific guidelines, pricing, rates or any other related information or data), inspection and management is subject to the likelihood of human and machine errors, omissions, delays, and losses, including inadvertent loss of data or damage to media that may give rise to loss or damage. Sollen shall not be liable for any such errors, omissions, delays, or losses, unless such errors, omissions, delays, or losses are caused by the gross negligence or the intentional acts of Sollen.

    Monument Mortgage is responsible for adopting reasonable measures to limit the impact of such problems, including backing up data and adopting procedures to ensure the accuracy of input data; examining and confirming results prior to use; and adopting procedures to identify and correct errors and omissions, replace lost or damaged media, and reconstruct data. Monument Mortgage is also solely responsible for complying with all local, state, and federal laws pertaining to the use and disclosure of any data.

    11.  Indemnification

    Each Party to this Agreement shall indemnify and hold harmless the other Party for any liability, damages, causes of action, or claims arising from or relating to the failure by the other Party to acquire, maintain, or comply with any and all third party licenses for software necessary for operation of the Application Solution.

    12.  Notice and Opportunity to Cure

  12.1
  Notice. Upon the occurrence of an Event of Default, a Party shall deliver to the defaulting Party a Notice of Intent to Terminate that identifies in detail the Event of Default. If the Event of Default remains uncured for thirty (30) calendar days, the Party may terminate this Agreement and the license granted herein by delivering to the defaulting Party a Notice of Termination that takes effect immediately.

  12.2
  Procedure Upon Termination. Within fifteen (15) days after termination of the license, Monument Mortgage shall return to Sollen, at Monument Mortgage's expense if terminated by Monument Mortgage or default of Monument Mortgage, the Application Solution and all copies thereof, and deliver to Sollen a certification, in writing signed by an officer of Monument Mortgage, that all copies of any part of the Application Solution have been returned, all copies deleted or destroyed, and its use discontinued.

    13.  Assignment

    Neither Party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement in connection with the merger or acquisition of such Party or the sale of all or substantially all of its assets related to this Agreement without such consent. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns. Any assignment in violation of this Section 13 shall be null and void.

    14.  Force Majeure

    Neither Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God, any acts of the common enemy, the elements, earthquakes, floods, fires, epidemics, riots, failures or delay in transportation or communications, or any act or failure to act by the other Party or such other Party's employees, agents or contractors; provided, however, that lack of funds shall not be deemed to be a reason beyond a Party's reasonable control. The Parties will promptly inform and consult with each other as to any of the above causes that in their judgment may or could be the cause of a delay in the performance of this Agreement.

    15.  Notices

    All notices under this Agreement are to be delivered by (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the Party may designate by providing notice, (ii) faxing the notice by using the telephone number set forth below or any other telephone number as the Party may designate by providing notice, followed by depositing the notice in the mail as outlined in (i) above, (iii) overnight delivery service addressed to the address below or to any other address as the Party may designate by providing notice, or (iv) hand delivery to the individual designated below or to any other individual as the Party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four (4) days after the notice's deposit in the mail, (ii) if by telecopy, on the date the notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

  SOLLEN:

    Sollen Technologies, LLC
    6009 Beltline Road, Suite 100
    Dallas, Texas 75240
    Attention: Larry Huff, Executive Vice President
    Fax No.: (972) 960-7202

  MONUMENT MORTGAGE:

    Monument Mortgage, Inc.
    2527 Camino Ramon, Suite 200
    San Ramon, CA 94583
    Attention: Rob Katz, CTO
    With a Copy to: Corporate Counsel

    16.  General Provisions

16.1.	Complete Agreement. The Parties agree that this Agreement with its exhibits is the complete and exclusive statement of the agreement between the Parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the Parties relating to the Agreement's subject matter.
16.2.	Amendment. This Agreement may not be modified, altered or amended except by a written instrument duly executed by both Parties.
16.3.	Waiver. The waiver or failure of either Party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.
16.4.	Severability. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.
16.5.	Governing Law. The laws of the State of Texas, other than the conflict of law provisions thereof, hereunder shall govern this Agreement and its performance.
16.6.	Forum. Any legal proceedings arising under this Agreement shall be instituted only in the courts of the State of Texas, Dallas County.
16.7.	Independent Parties. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agent or employment relationship between Monument Mortgage and Sollen.
16.8.	Headings. The headings in this Agreement are for convenience or reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
16.9.	Read and Understood. Each Party acknowledges that it has read and understands this Agreement and agrees to be bound by its terms.

AGREED:

SOLLEN TECHNOLOGIES, INC.	MONUMENT MORTGAGE, INC.
Signature	Signature
Name	Name
Title	Title
Date	Date

EXHIBIT A

SOLLEN TECHNOLOGIES APPLICATION SOLUTION DESCRIPTION

    Monument Mortgage sends Sollen an electronic rate sheet containing interest rate and fee combinations for multiple loan products, with a frequency determined at Monument Mortgage's sole discretion. The file is transferred from Monument to Sollen using an FTP agent provided by Sollen. Although the specific technical requirements for the file format to be used may change, the system will always accept a MS Excel spreadsheet.

    The base rates are received by Sollen and applied to the Application Solution. Monument Mortgage agrees to give Sollen advance notice of any change in the rate sheet format, and Monument Mortgage understands and agrees that Sollen needs at least 72 hours to modify the software to adapt to the changed Monument Mortgage rate sheet format.

    Sollen is not responsible for the accuracy of the data contained in the rate sheets received from Monument Mortgage. Monument Mortgage is solely responsible for the accuracy of these rates and should have appropriate procedures in place for verification and correction.

    Monument Mortgage will provide Sollen with detailed product guidelines that clearly include loan program eligibility and pricing adjustments. The Application Solution has two primary roles:

  1.
  Screen various factors of a loan file against the eligibility rules programmed into the system to determine which loan products are not disqualified based on those rules; and

  2.
  For eligible products, accurately calculate the loan rate and fee combinations by applying the appropriate pricing adjustments, as specified in the product guidelines, based on the various factors of the loan file.

    The eligibility and pricing adjustment rules will be programmed by Sollen and/or Monument Mortgage using a guideline editing software tool provided by Sollen. Sollen is not responsible for the accuracy of the eligibility and pricing adjustment rules received from Monument Mortgage. Monument Mortgage is solely responsible for the accuracy of these rules and should have appropriate procedures in place for verification and correction. Sollen is responsible for the accuracy of the Application Solution's execution of determining product eligibility and adjusted pricing based on the rules provided by Monument Mortgage.

    Sollen has delivered the user interface of the single lender version of the Sollen Suite software that interacts with the Product and Pricing Engine. The Sollen Suite software will allow Monument Mortgage to manage the program disqualifiers and guidelines, the pricing guidelines and the mortgage insurance guidelines.

    Sollen will deliver a set of data structures and procedures interfacing with the Calyx PTS server. Sollen will also deliver a set of data structures interfacing with the Monument Mortgage wholesale website.

    Sollen will allow Monument Mortgage access to Sollen's Product and Pricing Engine via the Internet for purposes of operating the transactions for Calyx's PTS initiative. In addition, Sollen will allow Monument Mortgage access to Sollen's Product and Pricing Engine via the Internet for purposes of operating the transactions for Monument Mortgage's wholesale web site initiative.

THIRD PARTY SOFTWARE REQUIREMENTS

    All Third Party Software, Third Party Software Licenses and hardware installed at Monument Mortgage's site that is necessary for the use of the Sollen Application Solution shall be provided and maintained by Monument Mortgage, including but not limited to:

  •
  Microsoft Windows 98 and/or NT 4.0 Server or workstation or other necessary Microsoft operating systems.

  •
  Whatever other Microsoft base applications may be required for adequate functionality.

    Sollen shall obtain and maintain the required Microsoft SQL Server 7.0 Software, with proper Internet license, ("Licensed Server Software"), as well as a server to run the Licensed Server Software, in the following or substantially equivalent configuration ("Sollen Server"):

  •
  Server type: Dell PowerEdge TM 2450 Server;

  •
  Processor: Dual 933 Mhz PIII CPU's—256 Kb cache;

  •
  RAM memory: 1 Gb RAM;

  •
  Hard Disk: 3x 9 Gb, 10 K SCSI Hard drives—single channel Raid 5.

    Should the traffic (number of "hits") on the Sollen Server attributed to Monument Mortgage customers constitute 80% or more of the total traffic on the Sollen Server, and should the total traffic represent 80% or more of the total capacity of the Sollen Server during a period of five consecutive business days, then Monument Mortgage shall obtain and maintain an additional copy of the Licensed Server Software ("Monument's Licensed Server Software"). Sollen shall obtain and maintain an additional server, in the same or substantially equivalent configuration as the first Sollen Server to run Monument's Licensed Server Software.

EXHIBIT B

FEE SCHEDULE

Fee	Subject	Amount	Payment terms	Due date
Initial Fee	Application Solution comprising Sollen Suite, Pricing Engine and interface to Calyx PTS	$30,000	Two installments of $15,000	First installment due upon signature of the Agreement, and the second installment is due within 45 days of signature of Agreement
Development Fee	Development of interface to the Monument Mortgage wholesale web site	$5,000	Two installments of $2,500	First installment due upon signature of Agreement, second installment due upon delivery and acceptance within Q1—2001.
Transaction Fee	Fee per transaction using the Application Solution	$5 per closed loan	Minimum of $1,500 per month	Last calendar day of each month

    NOTES:

  1.1.
  Interface Development Fee. This amount covers the cost of delivering a stored procedure interface to Monument Mortgage to access the Sollen pricing engine in substantially the same way PTS does.

  1.2.
  Transaction Fees. These transaction fees are due on the last calendar day of each month on any closed loans generated through PTS and/or any other interface using the Application Solution. Monument Mortgage agrees to pay to Sollen the transaction fee of $5 per closed loan or $1,500 dollars, whichever is greater, on a monthly basis.

  1.3.
  Other Fees. Sollen has waived the initial program and pricing set-up fee it customarily charges for the set-up of every loan program (guidelines and pricing adjustments), as Sollen has already completed and enabled this part for Monument Mortgage. Monument Mortgage shall be solely responsible for editing and maintaining the current database. If Sollen is asked to do so for Monument Mortgage, additional fees will be charged. For Monument Mortgage requested customer work, Sollen shall charge its standard fee of $125 per hour, and for any training provided under this Agreement, Sollen shall charge $75 per hour.

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APPLICATION SOLUTION LICENSE AGREEMENT
AGREEMENT
  EXHIBIT A
EXHIBIT B FEE SCHEDULE